Exhibit 10.6

PROGRANULIN TECHNOLOGY LICENCE AGREEMENT

BETWEEN:

NEURODYN LIFE SCIENCES INC. having an address at 439 Helmcken Street Vancouver, British Columbia, V6B 2E6

(“Neurodyn”)

AND:

ALPHA COGNITION INC. having an address at 439 Helmcken Street Vancouver, British Columbia, V6B 2E6

(the “Licensee”)

WHEREAS:

A.	The Licensee Alpha Cognition Inc. changed its name from Neurodyn Cognition Inc. effective March 16, 2020.

B.	Neurodyn is the owner of the intellectual property and patents related to the development of Progranulin for the treatment of neurodegeneration and the Information and data associated therewith, which is collectively referred to, and defined, herein as the Progranulin Technology.

C.	The Licensee wishes to obtain from Neurodyn the exclusive right and licence to further develop and exploit directly or by way of sub-license the Progranulin Technology and to manufacture, distribute, market, sell, and/or license or sublicense products derived or developed from the Progranulin Technology to other companies and the general public during the term of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

ARTICLE 1. DEFINITIONS:

1.1 In this Agreement, the following words and phrases shall mean:

(a) “Affiliated Company” or “Affiliated Companies”: shall mean two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned by the same person, corporation or other legal entity.

(b) “Agreement”; shall mean this Progranulin Technology License Agreement made between Neurodyn Life Sciences Inc. and Alpha Cognition Inc. as the Licensee.

(c) “Confidential Information”: shall mean any part of the Information which is disclosed by one party to the other and which is designated in writing by that disclosing party as confidential but excluding any part of the Information:

(i) possessed by the party receiving it prior to receipt from the disclosing party, other than through prior disclosure by the disclosing party, as evidenced by the receiving party’s business records;

(ii) published or available to the general public otherwise than through a breach of this Agreement;

(iii) obtained by the receiving party from a third party with a valid right to disclose it, provided that third party is not under a confidentiality obligation to the disclosing party, or

(iv) independently developed by employees, agents or consultants of the receiving party who had no knowledge of or access to the disclosing party’s Information as evidenced by the receiving party’s business records.

(d) “Effective Date”: shall mean the 1 day of January, 2020, and this Agreement will be deemed to have come into force on the Effective Date and shall be read and construed accordingly.

(e) “Field of Use”: shall mean any and all disease indications including but not limited to those indications specifically designated or claimed in the Progranulin Patents and any other disease indications for which Progranulin is found useful or effective, as determined by Neurodyn from time to time.

(f) “Licence” means that grant of licence granted to the Licensee and the terms thereof pursuant to Article 3 hereof

(g) “Neurodyn Royalty Payment”: shall mean the payments referred to in Article 3 of this Agreement.

(h) “Neprilysin Patents”: shall mean any and all of those patents and patent applications listed on Schedule “A” and any and all international applications, national phase applications, divisional applications, continuations, continuations-in-part, reissues, re-examinations, renewals or extensions thereof, or substitutions therefore, or that are otherwise related thereto, and any and all patents issuing therefrom. For purposes of clarification, all future applications that relate to, in whole or in part, any of the Neprilysin Patents shall be solely owned by Neurodyn and shall be incorporated into and form part of the Neprilysin Patents.

(i) “Improvements”: shall mean any and all improvements, variations, updates, modifications, and enhancements made by either Neurodyn or the Licensee or any sublicensees relating to the Progranulin Technology at any time after the Effective Date.

(j) “Information”: shall mean any and all Progranulin Technology and any Improvements, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions.

(k) “Progranulin Patents”: shall mean any and all of those patents and patent applications listed on Schedule “A” and any and all international applications, national phase applications, divisional applications, continuations, continuations-in-part, reissues, re-examinations, renewals or extensions thereof, or substitutions therefore, or that are otherwise related thereto, and any and all patents issuing therefrom. For purposes of clarification, all future applications that relate to, in whole or in part, any of the Progranulin Patents shall be solely owned by Neurodyn and shall be incorporated into and form part of the Progranulin Patents.

(l) “Progranulin Technology”: shall mean and include the Progranulin Patents, and the Neprilysin Patents listed on Schedule “A”, the Improvements, and all inventions disclosed and/or claimed thereunder, and any and all knowledge, know-how, procedures, processes, business and/ or trade secrets, intellectual or industrial property, copyright, methods, practices, and/or techniques licensed to, invented, developed and/or acquired, or being invented, developed or acquired by Neurodyn prior to the date of this Agreement related to Progranulin or Neprilysin including, without limitation, any and all related granulin subunits, gene sequences and formulations described in the Progranulin Patents, and the Neprilysin Patents and the Improvements, which are related to, or necessary for the exploitation and commercialization of same including, without limitation, all technical and non-technical information, research, data, log books, specifications, formulations, designs, ideas, works, creations, diagrams, drawings, instructions, manuals, software programs, software documents, financial and pricing information, manufacturing, any other information, and papers relating to the Progranulin Patents, and the Neprilysin Patents and the Improvements, and information, applications or other materials related to any planned clinical trials, and information, applications or other materials related to any regulatory filings, and generally any information of any nature whatsoever, whether written or otherwise, relating to the Progranulin Patents, and the Neprilysin Patents and the Improvements.

(m) “Product(s)”: shall mean any products or goods that are manufactured in connection with or include or incorporate the Progranulin Technology or any Improvements, or are made by a process that uses the Progranulin Technology or any Improvements.

(n) “Revenue”: shall mean all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received in any manner, whether by way of cash or credit or any barter, benefit, advantage, or concession received by the Licensee and any and all sublicensees of the Licensee from the marketing, manufacturing, sale, distribution, or leasing of the Progranulin Technology and any Improvements, and/ or any Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, manufacture, sell, distribute, or lease the Progranulin Technology and any Improvements, and/or any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)	trade and quantity discounts actually given to the purchasers to a maximum discount of 50%;

(ii)	all government taxes, customs and excise, export, sales and value added taxes, and other charges or governmental fees of every nature or kind (except for taxes on or measured by income); and

(iii)	Transportation and insurance charges and commissions.

Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in US Dollars on the date the Licensee is deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Canada for buying such currency. The amount of US Dollars pursuant to such conversion shall be included in the Revenue. Products shall be deemed to have been sold by the Licensee and included in the Revenue when the Licensee receives consideration in respect of Products from its customer. Products shall be deemed to have been sold by sublicensees and included in the Revenue when the Licensee receives consideration in respect of Products from said sublicensees.

(o) “Territory”: shall mean world-wide.

(p) “Termination Date”: shall mean the date on which this Agreement is terminated pursuant to Article 18.

(q) “US Dollars” means that currency issued by the Federal Reserve of the United States of America and known as US Dollars.

1.2 All payment amounts hereunder shall be in US Dollars.

1.3 The schedules attached hereto and described as follows are incorporated into this Agreement by reference and deemed to form a part thereof:

Schedule A	Progranulin Patents, and the Neprilysin Patents

Schedule B	Royalty Payment Terms and Conditions

ARTICLE 2. PROPERTY RIGHTS IN AND TO THE PROGRANULIN TECHNOLOGY:

2.1 Neurodyn owns any and all right, title and interest in and to the Progranulin Technology, as well as any and all Improvements, and it is stated so that Neurodyn and the Licensee may be forever estopped from asserting the contrary.

2.2 The Licensee shall, at the request of Neurodyn, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Progranulin Technology and any Improvements is with, and remains with, Neurodyn, all without any charge.

2.3 For each calendar year quarter of each and every year during which this Agreement remains in full force and effect (commencing on September 15, 2020), the Licensee shall deliver in writing the details of any and all Improvements which the Licensee and any sublicensees of the Licensee develops and/or acquires for the previous quarter within 15 days of the end thereof.

ARTICLE 3. GRANT OF LICENCE, ASSUMPTION OF OBLIGATIONS

3.1 In consideration of the following:

a) The Licensee assuming and covenanting to pay all ongoing financial obligation with respect to the prosecution and maintenance of the Progranulin Patents and Neprilysin Patents as required as shall be determined by Neurodyn;

b) The Licensee shall pay or cause to be paid to Neurodyn or to its direction the Neurodyn Royalty Payments, in accordance with Article 3.; and

c) The Licensee’s performance of the terms, conditions, obligations and covenants on the part of the Licensee contained in this Agreement;

(sections 3.1 a), b), c) and d), collectively the “Licensee’s Obligations”)

Neurodyn hereby grants to the Licensee an exclusive licence (the “Licence”) to use and sublicense the Progranulin Technology and any Improvements in the Field of Use in the Territory, and to manufacture, distribute, and sell Products in the Field of Use in the Territory, on the terms and conditions herein set forth during the currency of this Agreement.

3.2 The Licensee shall pay or cause to be paid to or to the direction of Neurodyn an initial royalty payment of $50,000 on execution hereof and thereafter the following royalties:

(i) a royalty equal to 3% of the Revenue received by the Licensee (the ‘Neurodyn Royalty Payment’), which shall end, subject to (ii) below, when Neurodyn has received the amount of $4,000,000;

(ii) in the event, the Licensee receives at any time an upfront payment (as determined by Neurodyn) in excess of $2,000,000 and such payment is determined to be Revenue and is not tied to any research obligations (the “Upfront Payment”), then Neurodyn shall receive 10% of the Upfront Payment; provided however Neurodyn shall never receive in excess of $2,000,000;

The calculation of royalties shall be carried out in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis.

3.3 The Licensee shall be responsible for all costs of every nature and kind required for the development of the Progranulin Technology and any Products, including without limitation as are required by the Licensee acting reasonably and applying sound and prudent commercial principles (as determined by Neurodyn) and further including but not limited to:

a) any royalties, payments and costs whatsoever associated with the Progranulin Technology and

b) any costs and expenses required respecting the registration, maintenance, prosecution, and defence of the Progranulin Patents and Neprilysin Patents as determined by Neurodyn.

3.4 The Licensee acknowledges that the License does not include any property interest whatsoever (now and in the future) in the name ‘Neurodyn’. Neurodyn may allow the Licensee to use its name at will only. Accordingly, in such event, Neurodyn may require the Licensee to remove ‘Neurodyn’ from its name upon no less than ninety (90) days prior written notice and the Licensee shall do so; failing which the Licensee will pay any and all costs of Neurodyn in enforcing this covenant.

ARTICLE 4. SUBLICENSING:-

4.1 The Licensee shall have the right to grant sublicences to Affiliated Companies and other third parties with respect to the Progranulin Technology and any Improvements, and the Licensee shall not be required to obtain the consent of Neurodyn to any sublicenses provided , that any said sublicence shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement directly with Neurodyn as well as the Licensee and that the Licensee provides Neurodyn with a copy of each said sublicence agreement forthwith after execution.

ARTICLE 5. NO EXPENSE REIMBURSEMENT:

5.1 The Licensee is not required to reimburse Neurodyn for any funds it has expended on the development of the Progranulin Technology.

ARTICLE 6. PROGRANULIN TECHNOLOGY:

6.1 The Licensee shall have the first right to identify any process, use or Products arising out of the Progranulin Technology and any Improvements (the “Developed Improvements”) that may be patentable in any jurisdiction, and may apply for a patent in any jurisdiction in the name of Neurodyn, provided the Licensee pays all costs of applying for, registering, and maintaining said patents in those jurisdictions, and obtains Neurodyn’s prior written consent thereto. The Licensee has no right whatsoever to the Developed Improvements, which shall always be the sole property of Neurodyn.

6.2 In the event of the issuance of any patents pursuant to section 6.1, such patents shall be deemed to be Progranulin Patents and part of the Progranulin Technology, and governed by the terms of this Agreement.

6.3 The Licensee hereby covenants, at the Licensee’s sole cost, to take all actions necessary (as may be determined by Neurodyn):

a) to maintain the Progranulin Patents and the Neprilysin Patents in all jurisdictions currently registered; and

b) to register and maintain Progranulin Patents and Neprilysin Patents on behalf of Neurodyn (as the owner of same), in any other jurisdiction Neurodyn shall direct, in its sole discretion, and upon providing thirty (30) days prior written notice to the Licensee.

Neurodyn will execute and deliver such further documents and instruments as are required in order to enable the Licensee to perform its obligations under this Article 6.

6.4 The Licensee may at any time require a transfer of the Progranulin Technology (or any part or parts thereof) from Neurodyn to the Licensee, which Neurodyn will complete for receipt of the payment of its out of pocket costs plus $1.00.

ARTICLE 7. DISCLAIMER OF WARRANTY:

7.1 Neurodyn makes no representations, conditions, or warranties, either express or implied, with respect to the Progranulin Technology or any Improvements or the Products. Without limiting the generality of the foregoing, Neurodyn specifically disclaims any implied warranty, condition, or representation that the Progranulin Technology or any Improvements or the Products:

(a) shall correspond with a particular description;

(b) are of merchantable quality;

(c) are fit for a particular purpose; or

(d) are durable for a reasonable period of time.

Neurodyn shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Progranulin Technology or any Improvements or Products, even if Neurodyn has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by Neurodyn to undertake its own due diligence with respect to the Progranulin Technology, any Improvements and any Products.

7.2 The parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

7.3 Nothing in this Agreement shall be construed as:

(a) a warranty or representation by Neurodyn as to title or that anything made, used, sold or otherwise disposed of under the Licence is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights;

(b) an obligation by Neurodyn to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights; or

(c) the conferring by Neurodyn of the right to use Neurodyn’s name in advertising or publicity.

ARTICLE 8. INFRINGEMENT:

8.1 In the event that either Neurodyn or the Licensee is or becomes aware of any infringement of the Progranulin Technology or any Products, at any time, such party shall immediately provide written notice to the other party including reasonable evidence of such infringement. The parties shall discuss what action should be taken to deal with such infringement. If, within 45 days after such notification, the parties are unable to agree upon a course of action respecting such infringement, and the respective roles of the parties in taking such action, the Licensee may itself bring suit for infringement, and may name Neurodyn as a nominal party plaintiff, or alternatively Neurodyn may itself bring suit for infringement at the entire cost of the Licensee.

8.2 Unless the parties agree to the contrary, any legal action which is brought pursuant to this Article 8 shall be at the sole expense of the Licensee including, without limitation, any award of damages and/or costs made against Neurodyn.

8.3 Any damages or costs recovered in respect of a lawsuit commenced pursuant to this Article 8 shall be applied:

a) firstly, to pay any award of damages and/or costs made against Neurodyn;

b) secondly, to reimburse the costs and expenses of the lawsuit incurred by the party commencing the lawsuit;

c) thirdly, to reimburse the costs and expenses of the lawsuit incurred by the other party (if any); and

d) the balance, if any, shall be distributed 100% to the Licensee, unless Neurodyn commenced the lawsuit, in which case it shall be distributed 98.5% to Neurodyn and 1.5% to the Licensee and provided that any damages received by the Licensee shall be deemed Revenue and subject to the terms and conditions of this Agreement.

8.4 Each party shall cooperate with the other in litigation proceedings involving the Progranulin Patents and the Progranulin Trademarks, but the costs and expenses relating to such cooperation shall be borne by the party commencing the lawsuit unless the parties agree to the contrary. Such litigation shall be controlled by the party bringing the suit unless the parties agree to the contrary. In the event that the Licensee commences the lawsuit, Neurodyn may nonetheless, at the Licensee’s sole expense, be represented by counsel of its own choice, at the expense of the Licensee.

8.5 In the event Neurodyn refuses to participate in a lawsuit and the Licensee brings same, the Licensee may not withhold any amount payable pursuant to this Agreement for any reason, including without limitation as a result thereof.

8.6 In the event that any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee with respect to the use of the Progranulin Technology or any Products, the following procedure shall be adopted:

(a) Upon receipt of any such complaint, the Licensee shall immediately provide written notice to Neurodyn, and shall keep Neurodyn fully informed of the actions and positions taken by the complainant, and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b) except as provided in section 8.6(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/ or costs to any third party, shall be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c) no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with, and approval in writing from Neurodyn;

(d) Neurodyn may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by Neurodyn (subject to reimburse to the extent of the recovery of some or all of such additional expenses from the complainant);

(e) if, at any time, the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain 100% of the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer; and

ARTICLE 9. INDEMNITY AND LIMITATION OF LIABILITY:

9.1 The Licensee hereby indemnifies, protects, holds harmless and defends Neurodyn, its Board of Directors, officers, advisors, employees, from and against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights by the Licensee under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Progranulin Technology, any Improvements or any Products licensed under this Agreement, by the Licensee or its sublicensees, or their customers or end-users, howsoever the same may arise.

9.2 Subject to section 9.3, Neurodyn’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by Neurodyn, its Board of Directors, officers, advisors, employees, shall be limited to the amount of the Expense Reimbursement actually received by Neurodyn prior to the date when such breach is ascertained or discovered.

9.3 In no event shall either Neurodyn or the Licensee be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement may be brought by the Licensee more than six months after the Licensee has become aware or reasonably should have become aware of the alleged negligent act or otherwise which gave rise to the cause of action.

ARTICLE 10. CONFIDENTIALITY:

10.1 Each of the parties shall keep and use all of the Confidential Information in confidence, and will not disclose any Confidential Information to any person or entity, except those of its officers, employees, consultants, agents, heirs, successors and assigns who require said Confidential Information in performing their obligations under this Agreement, and except third parties who are under an obligation of confidentiality in respect of the Confidential Information which is at least as comprehensive as that owed to one another by the parties hereto. The Licensee covenants that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to the aforementioned persons, and take the appropriate nondisclosure agreements from any and all persons who may have access to the Confidential Information. The parties covenant with each other to treat any Confidential Information with no less care than it treats its own Confidential Information and shall, in any event, use no less than reasonable care to preserve the confidentiality of any Confidential Information.

10.2 The parties shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the other party’s prior written consent.

10.3 In the event that a party is required by judicial or administrative process to disclose any or all of the Confidential Information, that party shall promptly provide written notice to the other party and allow the other party to oppose such process before disclosing Confidential Information.

10.4 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the parties, their successors, and their assigns.

ARTICLE 11. PRODUCTION AND MARKETING:

11.1 The Licensee (and all of its sublicensees) shall use reasonable commercial efforts to promote, market and sell the Products and utilize the Progranulin Technology and any Improvements, and to meet or cause to be met the market demand for the Products and the utilization of the Progranulin Technology in the Territory; the failure of which (as determined by Neurodyn) shall be deemed to be a substantial and material breach of this Agreement by the Licensee

ARTICLE 12. ACCOUNTING RECORDS:

12.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper accounting of any payments to be made under this Agreement, and to be in full compliance with the Progranulin Asset Purchase Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

12.2 During the term of this Agreement, and for five (5) years after the Termination Date, the Licensee shall keep complete and accurate records of the Licensee’s and any sublicensee’s sales of Products in accordance with IFRS rules and regulations. Upon a minimum of fourteen (14) days prior written notice the Licensee shall permit any duly authorized representative of Neurodyn to inspect such accounts and records during normal business hours of the Licensee at Neurodyn’s expense (except as provided below), to examine not more than once in any six-month period, its books, ledgers, and records for the purpose of and to the extent necessary to verify any report required under this Agreement, or the accuracy of any amount payable hereunder. Should any examination conducted by Neurodyn’s accountants pursuant to the provisions of this paragraph result in a difference of more than 5% of any payment due hereunder including, without limitation, pursuant to the Progranulin Asset Purchase Agreement, or the Neurodyn Royalty Payment, the Licensee shall be obligated to pay the reasonable out-of-pocket expenses incurred by Neurodyn with respect to such examination, including without limitation all accounting fees and expenses.

ARTICLE 13. INSURANCE:

13.1 One month prior to the first sale of a Product, the Licensee shall give notice to Neurodyn of the terms and amount of the public liability, product liability and errors and omissions insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include Neurodyn and its Board of Directors, as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days prior written notice to Neurodyn. Neurodyn shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy (collectively the “Insurance Coverage”). Failing the parties agreeing on the Insurance Coverage, the decision made by Neurodyn in this regard shall be final and binding on the parties. The Licensee shall provide Neurodyn with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product, and the Licensee covenants not to sell any Product before such certificate is provided and approved in writing by Neurodyn.

13.2 The Licensee shall require that each sublicensee of the Progranulin Technology (or any part thereof) shall procure and maintain, during the term of the sublicense, public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier, on no less favourable terms than the Insurance Coverage, and which shall contain a waiver of subrogation against Neurodyn and Neurodyn’s Board of Directors. The Licensee shall ensure that any breach of this requirement of the sublicensee for Insurance Coverage results in the loss of the license granted by the Licensee to the sublicensee.

ARTICLE 14. ASSIGNMENT:

14.1 The Licensee will not assign, transfer or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement (the ‘Disposition’) without the prior written consent of Neurodyn, which consent shall not be unreasonably withheld, provided however:

(i)	The Licensee’s obligations to Neurodyn shall be acknowledged in the Disposition, and specifically, the Licensee’s obligations with respect to this Agreement , including without limitation the Neurodyn Royalty Payments set out in Article 3 of this Agreement shall remain in effect; and

(ii)	The Licensee shall remain jointly responsible and liable for the fulfillment of the Licensee’s (or upon assignment, the assignee’s) obligations to and Neurodyn under this Agreement, including without limitation any sub-licensees.

ARTICLE 15. GOVERNING LAW AND ARBITRATION:

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. The parties by executing this Agreement irrevocably confirm they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to sections 15.2 and 15.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

15.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a three-member panel appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

15.3 Section 15.2 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

ARTICLE 16. NOTICES:

16.1 Any notice, direction or other instrument required or permitted to be given under this Agreement must be in writing, and may be given by mailing the same postage prepaid or delivering the same in person addressed as follows:

If to Neurodyn:

Neurodyn Life Sciences Inc.

439 Helmcken Street

Vancouver, British Columbia, V6B 2E6

and to:

Neurodyn Life Sciences Inc.

NRC | INH suite 508

550 University Avenue

Charlottetown | Prince Edward Island

C1A 4P3 Canada

If to the Licensee:

Alpha Cognition Inc.

439 Helmcken Street

Vancouver, British Columbia, V6B 2E6

or to such other address as a Party may specify by notice, and shall be deemed to have been received, if delivered in person, on the date of delivery if it is a business day, and otherwise, on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice, except if there is a postal dispute, in which case all communications shall be delivered in person.

ARTICLE 17. TERM:

17.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of twenty (20) years from the Effective Date or the expiration of the last patent obtained pursuant to Article 6 herein, whichever event shall last occur, unless earlier terminated pursuant to Article 18 herein.

ARTICLE 18. TERMINATION:

18.1 This Agreement shall automatically and immediately terminate on the happening of any one or more of the following events:

(a) if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee, but if such event occurs and the Licensee obtains an order dismissing such proceeding within 60 days after such proceeding is filed and prior to the appointment of a receiver, then Neurodyn shall forthwith grant to the Licensee the licence granted herein on the same terms and conditions as set forth herein;

(b) if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee, or if any such process is levied on the rights under this Agreement or upon any of the monies due to Neurodyn and is not released or satisfied by the Licensee within 180 days thereafter; or

(c) if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee; or

(d) if there is a substantial and material breach of this Agreement by the Licensee, as shall be determined exclusively by Neurodyn, acting reasonably and using prudent commercial principles, whose decision shall be final and binding.

18.2 Neurodyn may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(a) if the Licensee is more than 90 days in arrears of any payments due hereunder, including without limitation pursuant to the Royalty Payment, or if any other breach hereunder by the Licensee has not been cured within 30 days written notice thereof by Neurodyn to the Licensee;

(b) if the Progranulin Technology or any Improvements becomes subject to any lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(c) if the Licensee is unable to meet its obligations to creditors as they come due;

(d) if the Licensee ceases or threatens to cease to carry on its business;

(e) if the Licensee undergoes a reorganization, or any part of its business relating to this Agreement is transferred to a subsidiary or associated company other than a wholly-owned subsidiary of the Licensee without the prior written consent of Neurodyn, such consent not to be unreasonably withheld; or

(f) if the Licensee commits any breach of Articles 4 [sublicensing], 13 [Insurance], or 14 [Assignment].

18.3 If this Agreement is terminated, Neurodyn may proceed to enforce payment of all outstanding monies owed to Neurodyn and to exercise any or all of the rights and remedies contained herein or otherwise available to Neurodyn by law or in equity, successively or concurrently at the option of Neurodyn. Upon any such termination of this Agreement, the Licensee shall deliver up to Neurodyn all of the Progranulin Technology, any Improvements and any Products in its possession or control within 7 days of the date of such termination, and shall have no further right of any nature whatsoever in or to the Progranulin Technology, any Improvements, and any Products. On the failure of the Licensee to so deliver up the Progranulin Technology, any Improvements and any Products within the aforesaid 7 days, the Licensee then hereby irrevocably grants the right to Neurodyn to immediately and without notice enter the Licensee’s premises and take possession of the Progranulin Technology, any Improvements and any Products. The Licensee shall pay all charges or expenses incurred by Neurodyn in the enforcement of its rights or remedies against the Licensee including, without limitation, Neurodyn’s legal fees (on a an attorney and his own client basis) and disbursements on a full indemnity basis.

18.4 Notwithstanding the termination of this Agreement, Article 12 [Accounting Records] shall remain in full force and effect until five years after:

(a) all payments required to be made by the Licensee to Neurodyn under this Agreement have been made by the Licensee to Neurodyn and Galantos respectively; and

(b) any other claim or claims of any nature or kind whatsoever of Neurodyn against the Licensee have been settled.

ARTICLE 19. MISCELLANEOUS COVENANTS OF THE LICENSEE:

19.1 The Licensee shall comply with all laws and regulations with respect to the Progranulin Technology, any Improvements, any Products and this Agreement.

19.2 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to Neurodyn. The Licensee shall furnish to Neurodyn such evidence as may be required by Canadian and any other relevant authorities to establish that any such tax has been paid. The payments specified in this Agreement are exclusive of taxes. If Neurodyn is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee shall pay such tax to Neurodyn on demand.

ARTICLE 20. GENERAL:

20.1 The Licensee shall permit any duly authorized representative of Neurodyn during normal business hours, at any time, with or without notice, and at Neurodyn’s sole risk and expense, to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

20.2 Any and all decisions and determinations made by Neurodyn hereunder (including without limitation Schedule “B”) shall be made using sound commercial principles, but in any event shall be final and binding on the Licensee.

20.3 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

20.4 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

20.5 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

20.6 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

20.7 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

20.8 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

20.9 In the event that any part, article, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

20.10 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

20.11 Time shall be of the essence of this Agreement.

20.12 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the 1st day of January, 2020, being the Effective Date.

NEURODYN LIFE SCIENCES INC.

by its duly authorized officer:

ALPHA COGNITION INC.

by its duly authorized officer:

Schedule A – the Progranulin Technology

Schedule B – Royalty Payment Terms and Conditions

SCHEDULE A

to the PROGRANULIN TECHNOLOGY LICENCE AGREEMENT

Progranulin Technology –

List of Patents and Patent Applications of Neurodyn Inc.

Progranulin Patent Applications

Title:	Diagnosing Neurodegenerative Diseases
Country:	United States of America
Application No.:	60/873413
Application Date:	December 7, 2006

Title:	Treating Neurodegenerative Diseases
Country:	United States of America
Application No.:	60/873384
Application Date:	December 7, 2006

Title:	Treating Neurodegenerative Diseases Using Effectors
Country:	United States of America
Application No.:	60/873449
Application Date:	December 7, 2006

Schedule B

Royalty Payment Terms and Conditions

For purposes of clarity, this Schedule B shall apply to Royalty Payments:

B1. Definitions:

(a)	“Royalty Payments”: shall mean the payments made in in accordance with Article 3. of this Agreement, including without limitation the Bonus Neurodyn Royalty Payment.

(b)	“Royalty Date”: shall mean the date of first commercial sale of a Product under this Agreement.

(c)	“Royalty Due Dates”: shall mean the last working day of each Royalty Quarter of each and every year during which this Agreement remains in effect.

(d)	“Royalty Quarter”: shall mean each calendar quarter during the term of this Agreement commencing with the calendar quarter in which the Royalty Date occurs.

(e)	‘Royalty Year”: shall mean a 12 month period during the term of this Agreement, with the first Royalty Year commencing on the Royalty Date, and each subsequent Royalty Year commencing on each subsequent anniversary of the Royalty Date.

Capitalized terms not defined in this Schedule B shall have the same meaning as elsewhere in this Agreement.

B2. The Royalty Payments shall become due and payable on each respective Royalty Due Date and shall be calculated with respect to the Revenue in the three-month period immediately preceding the applicable Royalty Due Date. The Licensee shall pay the Royalty Payments within 30 days of the same becoming due and payable.

B3. All Royalty Payments made by the Licensee to Neurodyn hereunder shall be made without any set-off, reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

B4. The Licensee shall provide Neurodyn with a true and accurate report, giving such particulars of the Product sales conducted by the Licensee and any sublicensees during such Royalty Quarter as are pertinent to an accounting for any Royalty Payments, as determined by Neurodyn. The particulars of the report shall show the calculation of the Royalty Payment owed for each country for that Royalty Quarter, the exchange rate used to convert any royalty amounts into United States dollars, and the total for each Royalty Quarter in all countries. If no payments are due, it shall be so reported.

B6. All Royalty Payments payable to Neurodyn pursuant to section 3.2 hereunder shall be payable in US Dollars. All currency, received, paid or invoiced during a Royalty Quarter, by the Licensee, shall be converted into US Dollars using an exchange rate equal to the average of the noon rates of exchange for the conversion of such currency into US Dollars as reported by the Bank of Canada during such Royalty Quarter, or such other exchange rate as the parties may agree upon. All amounts payable to Neurodyn pursuant to section 3.2 hereunder shall be payable at such place as Neurodyn may reasonably designate, provided, however, that if the law of any foreign country prevents any payment payable to Neurodyn hereunder to be made in such a manner as designated by Neurodyn or prevents any such payment to be made in US Dollars, Neurodyn shall accept such the Royalty Payment in form and place as permitted, including deposits by the Licensee in the applicable foreign currency in a local bank or banks in such country designated by Neurodyn.

PROGRANULIN TECHNOLOGY LICENCE AGREEMENT

- AMENDING AGREEMENT -

BETWEEN:

NEURODYN LIFE SCIENCES INC. having an address at 439 Helmcken Street Vancouver, British Columbia, V6B 2E6

(“Neurodyn”)

AND:

ALPHA COGNITION INC. having an address at 439 Helmcken Street Vancouver, British Columbia, V6B 2E6

(the “Licensee”)

WHEREAS:

A.	Neurodyn and the Licensee (collectively the “Parties”) entered into a Progranulin Technology License Agreement dated January 1, 2020 (the “Agreement”);

B.	The Parties are desirous of amending the Agreement as set forth herein (the “Amending Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

DATE OF AGREEMENT:

The Agreement is hereby re-dated to November 4, 2020.

ARTICLE 2.3:

The date of September 15, 2020 in this paragraph 2.3 is hereby amended to January 15, 2021.

ARTICLE 3.2(i) :

is hereby amended to read as follows:

“3.2 The Licensee shall pay or cause to be paid to or to the direction of Neurodyn an initial royalty payment of $50,000 on or before January 15, 2021 and thereafter the following royalties:

(i) a royalty equal to 1.5% of the Revenue received by the Licensee (the ‘Neurodyn Royalty Payment’), which shall end, subject to (ii) below, when Neurodyn has received the amount of $2,000,000;”

CONFIRMATION AND RATIFICATION:

The Parties hereby confirm that all terms, provisions and agreements as contained in the Agreement, as amended by this Amending Agreement, are ratified and confirmed as being the amended agreement between the parties hereto respecting the Agreement.

IN WITNESS WHEREOF the Parties hereto have hereunto executed this Agreement as of the 4st day of November, 2020.

NEURODYN LIFE SCIENCES INC.

by its duly authorized officer:

ALPHA COGNITION INC.

by its duly authorized officer: